PROMISSORY NOTE – Sal Q3+Q4 2012 & All INT 2012

$66,281.08 Date: December 31, 2012

FOR VALUE RECEIVED, the undersigned, Skinvisible, Inc., of 6320 South Sandhill Road, Suite 10, Las Vegas, NV 89120 promises to pay to the order of Doreen McMorran (“Lender”), whose address is 356 Vincents Hollow Circle, Henderson, NV. 89052, or such other place as the Lender may designate in writing to the undersigned, the principal sum of Sixty-Six Thousand, Two Hundred Eighty-One and Eight Cents ($66,281.08), together with interest thereon from date hereof until paid, at the rate of ten percent (10%) per annum as follows: The entire principal and interest amount shall be repaid on or before December 31, 2017.

All or any part of the aforesaid principal sum may be prepaid at any time and from time to time without penalty. This note is in regards to gross salary and bonus due from July 1, 2013 to December 31, 2012 plus vacation pay and all loan and salary interest for 2012.

Upon written request by Lender, the principal of this loan may be converted to common shares of Skinvisible, Inc. at the price of Three Cents ($0.03) per share at any time up until December 31, 2017. In addition, the Company will issue a warrant agreement in the name of your designate, which will give the holder the right to purchase further shares at Four Cents ($0.04) per share if exercised within 3 years following the conversion date. The warrant agreement will give the holder the right to purchase one share for every two shares acquired by the holder in this transaction for an aggregate total of One Million One Hundred Four Thousand, Six Hundred and Eighty-Five (1,104,685) additional shares at the above price.

This note is made and executed under, and is in all respects governed by, the laws of the State of Nevada.

/s/ Terry Howlett

Skinvisible, Inc.